EXHIBIT 99.1

INmune Bio Announces Poster Presentation with New

Data Regarding Neurodegenerative Disease Drug

Candidate, XPro1595, at The European Conference on Neuroinflammation

LA JOLLA, Calif., April 08, 2019 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB), an immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, today announced that Lesley Probert, Ph.D., Head of Immunology Department at the  Hellenic Pasteur Institute in Athens, Greece, will be presenting a poster about new data on the company’s neurodegenerative disease drug candidate XPro1595 at The European Conference on Neuroinflammation on April 8 and 9.

The poster presentation, titled “Selective inhibition of soluble TNF promotes macrophage phagocytosis of myelin debris and remyelination of demyelinated lesions”, is a follow up study of Dr. Probert’s earlier work demonstrating that XPro1595 promotes remyelination in animal models of Multiple Sclerosis. The current study sheds some light onto how XPro1595 does this. Dr. Probert found that XPro1595 may promotes remyelination by increasing the presence of immune cells that remove damaged myelin. “Clearing out the dead myelin is a key trigger for remyelination. We believe that inflammation, and particularly soluble tumor necrosis factor (the target of XPro1595), changes the function of macrophages, from cells that usually clear dead myelin, to inflammatory cells that perpetuate disease pathology,” says Dr. Probert.

Dr. Probert is one of the world’s leading experts on tumor necrosis factor (TNF) biology in the brain as it relates to myelin – the insulation around neurons that are key to making them work and the pathology associated with Multiple Sclerosis.

XPro1595 has been tested in multiple animal models of Multiple Sclerosis by a number of research groups in the US and Europe. “The work done by Dr. Probert and others with XPro1595 in the Multiple Sclerosis models is very impressive,” says Dr. CJ Barnum, the Director of Neuroscience for INmune Bio. “ We look forward to seeing how their work advances and what this might mean for patients suffering from MS.”

The European Conference on Neuroinflammation – Basic and Clinical Concepts in association with The Oxford Centre for Neuroinflammation is the first in a series of annual events that will facilitate the investigative and analytical discussion of a range of neurodegenerative diseases.

About XPro1595

XPro2595 is a novel biologic DN-TNF therapy that neutralizes soluble TNF without affecting trans-membrane TNF or TNF receptors.  XPro1595 is entering a biomarker directed Phase I clinical trial in patients with mild-to-moderate Alzheimer’s disease who have biomarkers of neuroinflammation to determine if neutralizing soluble TNF can decrease those biomarkers neuroinflammation There can be no assurance that XPro1595 or any of the company’s other products will be granted approvals or that the data presented in the Poster Presentation will result in successful clinical trials.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB) clinical-stage biotechnology company developing therapies targeting the innate immune system to fight disease. INmune Bio is developing three product platforms: two products that reengineer the patient’s innate immune system’s response to cancer and one product to treat neuroinflammation that is currently focused on Alzheimer’s disease. INKmune is a natural killer (NK) cell therapeutic that primes the patient’s NK cells to attack minimal residual disease, the remaining cancer cells that are difficult to detect, which often cause relapse. INB03 inhibits myeloid derived suppressor cells (MDSC), which often cause resistance to immunotherapy, such as anti-PD-1 checkpoint inhibitors. XPro1595 targets neuroinflammation, which causes microglial activation and neuronal cell death. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

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INmune Bio Contact:

David Moss, CFO

(858) 964-3720

DMoss@INmuneBio.com

Media Contact:

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